NSAR Item 77C Exhibit

ANNUAL MEETING OF SHAREHOLDERS
On February 12, 2009, the Annual Meeting of shareholders of the
Fund was held to consider the following proposals. The results of the proposals are indicated below.

Proposal 1 Election of Trustees

			Net Assets Voted 	Net Assets Voted
			For 			Withheld

Carol A. Kosel 		317,652,129 		34,640,634
Dr. Russell A. Salton 	317,709,526 		34,583,237
Richard K.Wagoner 	317,573,055 		34,719,708
William W. Pettit 	19,438	 		890
David M. Richardson 	19,438 			890

Proposal 2a To consider and act upon a new investment advisory agreement with Evergreen Investment Management Company, LLC

Net assets voted For 		243,096,015
Net assets voted Against 	28,014,069
Net assets voted Abstain	6,207,230

Proposal 2b To consider and act upon a new sub-advisory agreement with First International Advisors, LLC, d/b/a Evergreen International Advisors

Net assets voted For 		242,299,023
Net assets voted Against	28,431,585
Net assets voted Abstain	6,586,732

Proposal 2c To consider and act upon a new sub-advisory agreement with Tattersall Advisory Group, Inc.

Net assets voted For 		256,542,086
Net assets voted Against	14,263,822
Net assets voted Abstain	6,511,420